Exhibit 10.12

Mr. Elthon Eliot Urbina Velasquez

September 12, 2017

Dear Eliot,

Angelo Morini and I are delighted that you have agreed to sit on the Anutra USA Board of Directors. Your insight and relationships with growers in Central America will add value to our company as we scale and demand for raw materials increases. Anutra Corporation is in the process of an OTC public offering that will allow the company to scale quickly. We have spent the last several years developing hundreds of products using Anutra Chia. Additionally, we have created a patented process for milling chia and other oil grains and foods into a light, fluffy, non-oily powder. This work lays the foundation for Anutra Corporation to become the world’s preeminent retail brand and industrial ingredient supplier of The World’s Healthiest Whole Food. We couldn’t be prouder to have you as a member of the Board of Directors.

Please find below the agreement discussed at our recent Board of Directors meeting on July 25, 2017

1.	Compensation for participating on the Board of Directors: Anutra Corporation will issue you 25,000 shares of its stock when it becomes available in late 2017 at no charge.

2.	Forgiveness of debt: Anutra Corporation will issue Agroexportadora Sociedad Anónima 30,000 shares of its stock in exchange for the forgiveness of the debt you carry for Anutra Super Grain, LLC in the amount of $ 29,000

We are excited about sharing the possibilities for growth and prosperity in the coming years.

Kind Regards,

Greg

Gregory Bunn

President

CC: Angelo Morini, Chairman

PO Box 3115 / Windermere, Florida / 34786321.221.0233 PH / 866.546.1789 FAX / customerservice@anutra.com